Exhibit 2.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZABALA FARMS GROUP, LLC

Effective as of June 23, 2018

THE SECURITIES OFFERED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SECURITIES AND EXCHANGE COMMISSION”) NOR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS ANY COMMISSION OR AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURE MADE IN CONNECTION THEREWITH. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT AND MAY NOT BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR EXEMPTION THEREFROM.

TABLE OF CONTENTS

Page

1. DEFINITIONS.	5
1.1. Certain Definitions.	5
1.2. Other Definitions.	4
2. FORMATION OF COMPANY.	4
2.1. Formation.	4
2.2. Name.	5
2.3. Principal Place of Business.	5
2.4. Registered Office and Registered Agent.	5
2.5. Term.	5
2.6. Business of Company.	5
2.7. Names of Members.	5
2.8. Title to Property.	5
2.9. Members’ Intent.	5
3. MANAGEMENT OF THE COMPANY.	5
3.1. Board of Managers.	5
3.2. Board of Managers Powers.	5
3.3. Designation of Managers.	6
3.4. Board of Managers Action; Quorum Requirement.	7
3.5. Meetings of the Board of Managers.	7
3.6. Limitation of Liability.	8
3.7. Delegation of Authority.	8

3.8. Expenses; Compensation.	8
3.9. Reliance by Third Parties.	8
4. RIGHTS AND OBLIGATIONS OF MEMBERS.	8
4.1. Limitation of Liability.	8
4.2. Liability for Company Obligations.	8
4.3. Inspection of Records.	8
4.4. No Priority and Return of Capital.	8
4.5. No Voluntary Withdrawal of Member.	9
4.6. Forced Withdrawal of Member.	9
5. MEETINGS OF MEMBERS.	9
5.1. Annual Meeting.	9
5.2. Special Meetings.	9
5.3. Place of Meetings.	9
5.4. Notice of Meetings.	9
5.5. Record Date.	10
5.6. Quorum.	10
5.7. Manner of Acting.	10
5.8. Proxies.	10
5.9. Waiver of Notice.	10
5.10. Telecommunications.	10
5.11. Action by Members Without a Meeting.	10
6. OFFICERS.	11
6.1. Officer Designations.	11
6.2. Election and Term of Office.	11
6.3. Removal and Resignation.	11
6.4. Vacancies.	11
6.5. Chairman of the Board of Managers.	11
6.6. President.	11
6.7. Chief Executive Officer.	11

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6.8. Vice Presidents.	11
6.9. Secretary.	12
6.10. Chief Financial Officer.	12
6.11. Salaries.	12
6.12. Officer Appointments.	12
6.13. Ineligible Owner.	12
6.14. Confidentiality.	12
7. UNITS.	13
7.1. Authorized Units.	13
7.2. Description of Units.	13
7.3. Additional Units and Additional Capital Contributions.	13
7.4. Initial Issuance of Units.	14
7.5. Employee and Consultant Equity; Class B Common Unit Award Plan.	14
8. CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS.	14
8.1. Members’ Capital Contributions.	14
8.2. Capital Commitment.	14
8.3. Advances.	14
8.4. Capital Accounts.	14
9. ALLOCATIONS OF NET PROFITS AND NET LOSSES.	15
9.1. Allocation of Net Profits.	15
9.2. Allocation of Net Losses.	15
9.3. Adjusted Capital Account Deficit.	15
9.4. Special Allocations.	15
9.5. Corrective Allocations.	16
9.6. Other Allocation Rules.	16
9.7. Determination of Net Profits or Net Losses.	17
9.8. Mandatory Tax Allocations Under Code Section 704(c).	17
10. DISTRIBUTIONS.	18
10.1. Discretion of Board of Managers.	18
10.2. Current Distributions.	18
10.3. Distributions in Kind.	18
10.4. Mandatory Tax Distributions.	18
10.5. Withholding; Amounts Withheld Treated as Distributions.	18
10.6. Limitation Upon Distributions.	19
10.7. Liquidating Distributions.	19
11. ACCOUNTING, BOOKS, AND RECORDS.	19
11.1. Accounting Principles.	19
11.2. Interest on and Return of Capital Contributions.	19
11.3. Loans to Company.	19
11.4. Accounting and Tax Periods.	19
11.5. Records, Audits and Reports.	19
11.6. Tax Representative.	19
11.7. Returns and Other Elections.	20
12. ISSUANCE AND TRANSFER OF UNITS.	20
12.1. General.	20
12.2. Restrictions on Transfer of Units.	20
12.3. Right of First Refusal.	21
12.4. Repurchase Option for Certain Class B Common Units.	21
12.5. Involuntary Transfers.	21
12.6. Effect of Change of Units.	22
12.7. Specific Performance.	22
12.8. Purchase in Cash.	23
12.9. Setoff.	23
12.10. Recognition of Transfer.	23
12.11. Effective Date.	23
12.12. Admission of Additional Members.	23
12.13. Attempted Transfers in Violation of Transfer Restrictions.	23

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13. DISSOLUTION AND TERMINATION.	23
13.1. Termination Event.	23
13.2. Winding Up, Liquidation and Distribution of Assets.	24
13.3. No Obligation to Restore Negative Capital Account Balance on Liquidation.	24
13.4. Termination.	24
13.5. Certificate of Cancellation.	24
13.6. Return of Contribution Nonrecourse to Other Members.	24
14. INDEMNIFICATION.	25
14.1. Right to Indemnification.	25
14.2. Restrictions on Indemnification.	25
14.3. Advancement of Expenses.	25
14.4. Right of Indemnitee to Bring Suit.	25
14.5. Procedures Exclusive.	25
14.6. Nonexclusivity of Rights.	25
14.7. Insurance Contracts and Funding.	26
14.8. Indemnification of Employees and Agents of the Company.	26
15. AMENDMENTS.	26
15.1. Procedure.	26
15.2. Exception.	26
15.3. Execution of Amendments.	27
15.4. Notice.	27
16. SPECIAL POWER OF ATTORNEY.	27
16.1. In General.	27
16.2. Acknowledgment.	27
17. MISCELLANEOUS PROVISIONS.	27
17.1. Notices.	27
17.2. Conversion of the Company into a “C” Corporation.	28
17.3. Governing Law.	28
17.4. Business Days.	28
17.5. Descriptive Headings; Section References; Interpretation; No Strict Construction.	28
17.6. Modification and Waiver.	29
17.7. Rights and Remedies Cumulative.	29
17.8. Severability.	29
17.9. Heirs, Successors and Assigns.	29
17.10. Dispute Resolution.	29
17.11. Time Periods.	30
17.12. Creditors.	30
17.13. Counterparts.	30
17.14. Exculpation Among Members.	30
17.15. Facsimile or Other Electronic Transmission.	30
17.16. Entire Agreement.	30
17.17. Legal Counsel.	30

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SCHEDULES:

Schedule of Unitholders

Schedule of Capital Contributions for Units

Schedule of Allocation Method

EXHIBITS:

Exhibit A – Zabala Farms Group, LLC Class B Common Unit Award Plan

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ZABALA FARMS GROUP, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is effective as of June 28, 2017 by and among ZABALA FARMS GROUP, LLC, a Delaware limited liability company (the “Company”), the other Persons signatory to this Agreement and such other Persons who may be admitted to the Company from time to time as Members pursuant to the Act and this Agreement and/or who may become Economic Interest Owners from time to time pursuant to this Agreement (all of the foregoing Persons, including the Company, being referred to herein as “parties”).

The parties agree as follows:

1.                   DEFINITIONS.

1.1.              Certain Definitions.

The terms defined in this Section 1 shall, whenever such terms are used in this Agreement, have the following respective meanings unless their context expressly or by necessary implication otherwise requires:

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6 §§ 18 101 et seq., as amended from time to time, or its successor statute.

“Advances” means loans to the Company made by one or more Members in accordance with Section 8.3.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person and any partner of such Person that is a partnership.

“Agreement” means this Limited Liability Company Agreement of Zabala Farms Group, LLC, a Delaware limited liability company, including the Schedules and Exhibits hereto, in each case as amended from time to time in accordance herewith.

“Board of Managers” has the meaning set forth in Section 3.1.

“Capital Account” means the capital account determined and maintained for each Unitholder pursuant to Section 8.4.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Cause” has the meaning set forth in Section 3.3.4.

“Certificate of Formation” means the certificate of formation filed with the Delaware Secretary of State on June 22, 2018, as the same may be further amended from time to time.

“Chief Executive Officer” has the meaning set forth in Section 6.7.

“Class A Common Units” has the meaning set forth in Section 7.1.

“Class B Common Unit Award Agreement” means a Class B Common Unit Award Agreement entered into pursuant to the Class B Common Unit Award Plan.

“Class B Common Unit Award Plan” means the Zabala Farms Group, LLC Class B Common Unit Award Plan attached to this Agreement as Exhibit A, as the same may be amended from time to time.

“Class B Common Units” has the meaning set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” means Zabala Farms Group, LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 6.15.

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“Control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any corporation, partnership, limited liability company or other entity, means: (a) either (i) holding fifty percent (50%) or more of the outstanding voting stock or other ownership interests in the entity entitling the owner or holder to vote for the election of directors of the entity or (ii) having the right to fifty percent (50%) or more of the profits of the entity or the right in the event of dissolution to fifty percent (50%) or more of the assets of the entity; (b) having the contractual power to designate fifty percent (50%) or more of the directors of a corporation or, in the case of an unincorporated entity, of individuals exercising similar functions; or (c) having the direct or indirect power to direct or cause the direction of the management and policies of the entity, whether through ownership interests, by contract or otherwise.

“Deficit Capital Account” means, with respect to any Unitholder, the deficit balance, if any, in such Unitholder’s Capital Account as of the end of the taxable year, after giving effect to the following adjustments: (a) credit to such Capital Account any amount that such Unitholder is obligated to restore to the Company under Regulation Section 1.704-1((b)(2)(ii)(c), as well as any addition to such amount pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and (i)(5); and (b) debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4)(5) and (6). This definition is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently with those provisions.

“Distribution” means a distribution made by the Company to a Unitholder, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following is or will be deemed to be a “Distribution”: (a) any redemption or repurchase by the Company or any Member of any Units, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (d) any fees or remuneration paid to any Unitholder in such Unitholder’s capacity as an employee, officer, consultant or other provider of services to the Company.

“Economic Interest” means an Economic Interest Owner’s share of Net Profits, Net Losses and other tax items of the Company and distributions of the Company’s assets pursuant to this Agreement and the Act but does not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

“Economic Interest Owner” means the owner of an Economic Interest who is not a Member.

“Fair Market Value” of each Unit means the fair value of such Unit as determined in good faith by the Board of Managers.

“Family Group” means a Member’s spouse and descendants (whether natural or adopted), any trust that at the time of a Transfer and at all times thereafter is and remains solely for the benefit of such Member and/or such Member’s spouse and/or descendants and any family partnership or family limited liability company or similar estate planning entity, the partners, members or similar constituents of which consist solely of such Member, such spouse, such descendants or such trusts, partnerships, limited liability companies or other similar entities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Involuntary Transfer” means, with respect to the affected Unitholder, any one of the following events: (a) the filing of a valid petition of voluntary or involuntary bankruptcy, or the insolvency of a Unitholder, unless such petition is dismissed with prejudice, or such insolvency is cured, within thirty (30) days; (b) receipt by a Unitholder of notice of a public, private or judicial sale of all or any part of the Units owned by such Unitholder to satisfy a judgment against or other indebtedness of such Unitholder, unless such judgment is satisfied and such proposed sale is canceled or otherwise prevented by binding legal process before the earlier of (x) five (5) days before the proposed date of such sale or (y) thirty (30) days after the date of such notice; (c) attachment or garnishment of all or any part of the Units owned by a Unitholder or an assignment of all or any part of the Units owned by a Unitholder for the benefit of any creditor of such Unitholder; (d) the entry of a divorce decree, or the execution by a Unitholder of a property settlement agreement, or any other action in connection with a pending divorce proceeding, the effect of which is to grant rights to all or any part of the Units owned by such Unitholder to any person other than such Unitholder; (e) the entry of a judgment or final determination in any legal proceeding or process by which the Units of any Unitholder are required to be transferred, unless such judgment or determination is stayed, vacated or reversed before the earlier of (x) five (5) days before the proposed date of such transfer or (y) thirty (30) days after the date of such judgment or determination; or (f) any conviction of a Unitholder for violation of any state or federal criminal law involving the commission of a misdemeanor against the Company or a felony.

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“Majority Vote of the Members Holding Voting Units” means the affirmative vote of Members holding greater than fifty percent (50%) of the Voting Units entitled to vote with respect to a given matter.

“Manager” means a member of the Board of Managers, and “Managers” means the Board of Managers, collectively.

“Management Fee” shall have the meaning ascribed thereto in Section 3.8.

“Member” means each Person who executes a counterpart of this Agreement as a Member and each Person who hereafter is admitted to the Company as a Member. If a Person is a Member immediately before the acquisition by such Person of an Economic Interest, then such Person shall have all of the rights of a Member with respect to such Economic Interest.

“Member Pro Rata Portion” means, with respect to any Member, the quotient of (x) the sum of all Class A Common Units and Class B Common Units held by such Member divided by (y) the sum of all Class A Common Units and Class B Common Units held by all Members (other than the Transferring Member) as a group.

“Membership Interest” means all of a Member’s share in the Net Profits, Net Losses and tax items of the Company and distributions of the Company’s assets pursuant to this Agreement and the Act and all of a Member’s rights to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members in accordance with the terms of this Agreement and the Act.

“Net Profits” and “Net Losses” have the meanings set forth in Section 9.7.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company fiscal year shall be determined pursuant to Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Percentage Interest” means, as to each Unitholder at any point in time, a percentage equal to the aggregate number of Class A Common Units and Class B Common Units held by such Unitholder divided by the aggregate number of Class A Common Units and Class B Common Units of all Unitholders. Notwithstanding the foregoing, in each event that pursuant to this Agreement the Percentage Interest of any Class of Units (or combination of Classes of Units) must be determined (whether by express provision or as the context of any provision set forth herein may require), with respect to such Class of Units (or combination of Classes of Units), “Percentage Interest” means, with respect to each Member owning Units of such Class of Units (or Classes of Units), the percentage derived by dividing the number of outstanding Units of such Class of Units (or Classes of Units) owned by such Member by the total number of issued and outstanding Units of such Class of Units (or Classes of Units) from time to time.

“Permitted Transfer” means a Transfer of Units (a) among a Member’s Family Group, provided that, before the death of the Member desiring to make such Transfer (a “Transferring Member”), each such transferee of Units shall have entered into proxies and other agreements satisfactory to the Company pursuant to which the Transferring Member will have the sole right to vote such Units for all purposes, (b) from any Member to one or more of its Affiliates, (c) pursuant to and in compliance with Sections 12.3, 12.4 and 12.5 or (d) by the Company pursuant to Sections 7.4 or 7.5 or as otherwise permitted by the terms and conditions of this Agreement.

“Permitted Transferee” means a transferee or transferees of Units pursuant to a Permitted Transfer.

“Person” means any individual or any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any other organization that is not a natural person, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so permits.

“Preferred Units” has the meaning set forth in Section 7.1.

“Protective Provisions” has the meaning set forth in Section 7.3.

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“Regulations” means and includes proposed, temporary and final Treasury regulations promulgated under the Code and the corresponding sections of regulations subsequently issued that amend or supersede such regulations.

“Right of First Refusal” means the right of first refusal of the Company and the Other Members set forth in Section 12.3. “Other Members” as used in the preceding sentence has the meaning set forth in Section 12.3.

“Sale of the Company” means a merger, consolidation or exchange of Units, a sale, lease, exchange or disposition of all or substantially all of the Company’s assets, sale or other disposition of Units or any other similar business combination pursuant to which ownership of the Company’s Units or assets is sold for cash, securities or other property of an acquiring entity or any of its Affiliates, such that the holders of the Company’s Voting Units immediately before such transaction beneficially own, directly or indirectly, fifty percent (50%) or less of the combined voting power of the capital units or stock of the acquiring or resulting entity.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation, limited liability company or other Person of which securities or other interests having the power to elect a majority of that corporation’s, limited liability company’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation, limited liability company or other Person (other than securities or other interests having such power only upon the occurrence of a contingency that has not occurred) are held by the Owner or one or more of the Owner’s Subsidiaries.

“Termination Event” has the meaning set forth in Section 13.1.

“Transfer” means any direct or indirect sale, exchange, transfer, assignment, gift, donation, bequest or other disposition of all or any portion of Units or any interest in Units. In the case of a Unitholder that is a corporation, partnership, limited liability company or other entity, the term “Transfer” also includes any direct or indirect sale, exchange, transfer, assignment, gift, donation, bequest or other disposition (including a transfer by way of a foreclosure or execution of similar rights) of Control of such entity.

“Unitholder” means a Person who is either (i) a Member or (ii) an Economic Interest Owner. For the avoidance of doubt, “Unitholder” also means any Person who is a Permitted Transferee.

“Unitholder Minimum Gain” has the same meaning as the term “partner nonrecourse debt minimum gain” in Regulation Section 1.704-2(i).

“Unitholder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulation Sections 1.704-2(i)(1) and (2). The amount of Unitholder Nonrecourse Deductions for a Company fiscal year will be determined in accordance with Regulation Section 1.704-2(i)(2).

“Units” means the Units issued to any Unitholder under this Agreement as reflected in the attached Schedule of Unitholders, as amended from time to time, which will represent a Member’s entire Membership Interest in the Company and an Economic Interest Owner’s entire Economic Interest in the Company, as the case may be. As of the effective date of this Agreement, “Units” may be designated as Class A Common Units, Class B Common Units and Preferred Units.

“Unvested Class B Common Units” of a Member means all of such Member’s Class B Common Units that are not Vested Class B Common Units.

“Vested Class B Common Units” means, with respect to each holder of Class B Common Units, the portion of the Class B Common Units that become vested as set forth in the Class B Common Unit Award Plan or any Class B Common Unit Award Agreement entered into pursuant to the Class B Common Unit Award Plan.

“Voting Units” has the meaning set forth in Section 7.2.

1.2.              Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings unless the context expressly or by necessary implication requires otherwise.

2.                   FORMATION OF COMPANY.

2.1.              Formation. The Company was formed on June 22, 2018, when the Certificate of Formation was executed and filed with the Delaware Secretary of State in accordance with and pursuant to the Act.

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2.2.              Name. The name of the Company is “Zabala Farms Group, LLC.”

2.3.              Principal Place of Business.

The principal place of business of the Company shall be located at such location as approved by the Board of Managers. The location of the Company’s principal place of business may be changed by the Board of Managers from time to time in accordance with the then applicable provisions of the Act and other applicable laws. The Company may have other offices at such place or places as the Board of Managers may from time to time designate.

2.4.              Registered Office and Registered Agent. The Company shall continuously maintain a registered agent in the State of Delaware. The registered office and registered agent may be changed by the Board of Managers from time to time in accordance with the Act.

2.5.              Term. The term of the Company shall be perpetual unless the Company is earlier dissolved in accordance with either Section 13 or the Act.

2.6.              Business of Company. The business of the Company shall be:

(a)     The conduct of the cannabis production and distribution business;

(b)     To carry on any lawful business or activity that may be conducted by a limited liability company organized under the Act; and

(c)     To exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies under the Act.

2.7.              Names of Members. The names of the Members are set forth on the attached Schedule of Unitholders, as amended or restated from time to time.

2.8.              Title to Property. All real and personal property owned by the Company will be owned by the Company as an entity, and no Member will have any ownership interest in such property in such Member’s individual name or right, and each Member’s interest in the Company will be personal property for all purposes. The Company shall hold all of its property in the name of the Company and not in the name of any Member.

2.9.              Members’ Intent. The Members intend that the Company be treated as a “partnership” for United States federal and state income tax purposes. The Members also intend that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the U.S. Bankruptcy Code, as amended or supplemented from time to time, and any successor statute. No Member will take any action inconsistent with the intent of the parties as set forth in this Section 2.9. Notwithstanding the foregoing, the Members acknowledge and agree that the provisions of this Section 2.9 are subject to the provisions of Section 17.2 (Conversion of the Company into a “C” Corporation).

3.                   MANAGEMENT OF THE COMPANY.

3.1.              Board of Managers. The business and affairs of the Company will be managed by or under the direction of a Board of Managers of the Company (the “Board of Managers”). A Manager need not be a Member or a resident of the State of Delaware.

3.2.              Board of Managers Powers.

3.2.1.          In General. Except as otherwise provided in this Agreement or in provisions of the Act not inconsistent with this Agreement, all powers of the Company will be exercised exclusively by or under the authority of the Board of Managers. The Board of Managers shall have all powers to control and manage the business and affairs of the Company and all the rights and powers that may be possessed by the managers of a limited liability company with managers pursuant to the Act. The Board of Managers also shall have such rights and powers as otherwise are conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement and to the management of the business and affairs of the Company. Decisions of the Board of Managers within its scope of authority will be binding on the Company.

3.2.2.          Enumeration of Specific Powers. Without limiting the generality of the foregoing, the Board of Managers shall have the following rights and powers:

(a)     Conduct the Company’s business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary or convenient to effect any or all of the purposes for which the Company is organized;

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(b)     Acquire by purchase, lease or otherwise any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c)     Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real estate and any personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(d)     Execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management, maintenance and operation of the Company’s business, or in connection with managing the affairs of the Company, including executing amendments to this Agreement and the Certificate of Formation in accordance with the terms of this Agreement, both as Managers of the Company and, if required, as attorney-in-fact for the Unitholders pursuant to the power of attorney granted by the Unitholders to the Managers under Section 16;

(e)     Perform all acts necessary to manage and operate the business of the Company, including engaging such business consultants, managers and professional advisers as the Board of Managers deems advisable to manage the Company;

(f)      Appoint officers for the Company (who need not be Members), establish policies and guidelines for employees and adopt management incentive plans and employee benefit plans;

(g)     Execute, deliver and perform on behalf of and in the name of the Company any and all agreements and documents deemed necessary or desirable by the Board of Managers to carry out the business of the Company, including any lease, deed, easement, bill of sale, mortgage, trust deed, loan agreement, guaranty, security agreement, contract of sale or other document conveying, leasing or granting a security interest in the interests of the Company in any of its assets, or any part thereof;

(h)     Borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company and secure the same by mortgage, pledge or other lien on any of the Company’s assets;

(i)       Institute, prosecute, defend, settle, compromise and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any member of the Board of Managers in connection with activities arising out of, connected with or incidental to this Agreement, and to engage legal counsel or others in connection therewith;

(j)      Admit Persons as new Members to the Company and issue Units to such newly-admitted Members as is provided in Section 12.12; and

(k)     Cause the forced withdrawal of certain Members pursuant to Section 4.6.

3.3.              Designation of Managers.

3.3.1.          Number and Qualification. The authorized number of Managers of the Company shall be three (3) individuals. The following persons shall be elected to the initial Board of Managers: Anthony “Todd” Johnson, Jeremy Johnson and ______________. The authorized number of Managers may at any time be increased or decreased, but not fewer than three nor more than five by Majority Vote of the Members Holding Voting Units at any annual, special or regular meeting or written consent in lieu of such meeting.

3.3.2.          Term of Office. Managers shall retain their position as Managers until their death, resignation or removal for “Cause” as provided in Section 3.3.4.

3.3.3.          Vacancies. Vacancies on the Board of Managers by reason of death, resignation or increase in the number of Managers shall be filled by the Board of Managers. Each Manager, including a Manager elected to fill a vacancy, shall hold office until death, resignation or removal and until a successor has been elected and qualified.

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3.3.4.          Resignation and Removal. Any Manager may resign upon at least thirty (30) days’ notice to the Members and the other Managers (unless, in either case, notice is waived by them). A Manager may be removed at any time for “Cause” upon the recommendation of the Board of Managers and the Majority Vote of the Members Holding Voting Units. “Cause” shall mean any of the following: (a) the conviction of any crime, whether a misdemeanor or felony, (b) violation of any Company policy or code, including but not limited to the prohibition of sexual harassment or discrimination, the code of business conduct and the prohibition of substance abuse and (c) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, which has an materially adverse impact on the Company or any of its subsidiaries or its reputation, as determined in the Board of Manager’s reasonable discretion.

3.4.              Board of Managers Action; Quorum Requirement. Except as expressly provided otherwise in this Agreement, in any action taken by the Managers at a duly called meeting of the Board of Managers at which a quorum is present, the act of a majority of the Managers present shall constitute action taken by the Board of Managers. A majority of the Managers constitutes a quorum of the Board of Managers for the transaction of business.

3.5.              Meetings of the Board of Managers.

3.5.1.          Regular Meetings. The Board of Managers shall hold regular meetings not less frequently than once every fiscal year and shall establish meeting times, dates and places and adopt rules or procedures for such meetings consistent with the terms of this Agreement. A regular annual meeting of the Board of Managers shall be held without notice immediately after the adjournment of the annual meeting of the Members. At such meetings, the Board of Managers shall transact such business as may properly be brought before the meetings, whether or not notice of any such meeting referenced the action taken at such meeting. The Chairman of the Board of Managers (or, in the absence of the Chairman of the Board of Managers, a chairman of the meeting selected by the Managers from among their members) shall preside over and control the order of business of the meeting.

3.5.2.          Special Meetings. Special meetings of the Board of Managers for any purpose or purposes may be called at any time by the Chairman of the Board of Managers, the Chief Executive Officer or any other Manager.

3.5.3.          Notice of Special Meetings. Unless Managers waive notice of, or consent to, a special meeting, notice stating the date, hour and place of any special meeting of the Board of Managers shall be given at least forty-eight (48) hours and not more than thirty (30) days before the meeting. Notice of any special meeting of the Board of Managers shall state the purpose of such meeting. Notice of special meetings of the Managers shall be given to each Manager by at least one of the following methods:

(i)                   Oral notice is effective when communicated;

(ii)                 Written notice is effective at the earliest of (i) when received, (ii) three (3) days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed to the address shown in the Company’s records, or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; or

(iii)                Notice may be given to any or all of the Managers by facsimile or electronic mail. If notice is sent by facsimile or electronic mail to any Manager, then notice to such Manager will be deemed to be effective when sent if sent to the facsimile number or electronic mail address of such Manager maintained in the Company’s records.

3.5.4.          Waiver of Notice. Any Manager may waive notice of any meeting in writing before, at or after such meeting. A Manager’s attendance at or participation in a meeting waives any required notice of the meeting unless the Manager at the beginning of the meeting, or promptly upon the Manager’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

3.5.5.          Telecommunications. Meetings of the Board of Managers may be held by means of conference telephone or similar communications equipment by which all persons participating may simultaneously hear one another during the meeting. A Manager participating in a meeting by this means is deemed to be present in person at the meeting.

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3.5.6.          Board of Managers’ Action Without a Meeting. Any action required or permitted to be taken by the Board of Managers at a meeting may be taken without a meeting if (a) the action is authorized by written consent resolution signed by not less than the minimum number of Managers that would be necessary to authorize or take the action at a meeting at which all Managers were present and voted, and (b) the consents are filed with the records of the Company. Action taken by consent is effective when the last Manager signs the consent, unless the consent specifies a different effective date. A signed consent has the effect of a meeting vote and may be so described in any document.

3.5.7.          Adjournment. A majority of the Managers present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

3.5.8.          Place of Meeting. Meetings of the Board of Managers shall be held at the Company’s principal office or any other place designated by the Board of Managers.

3.6.              Limitation of Liability. To the maximum extent permitted under the Act, no Person will have personal liability to the Company or the Members for monetary damages for conduct as a Manager, except to the extent that the Act, as the same hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment does not adversely affect any right or protection of such Person for actions or omissions before such amendment), prohibits elimination or limitation of such Person’s liability.

3.7.              Delegation of Authority. The Board of Managers will have the power to delegate authority to such committees of the Board of Managers, officers, employees, agents and representatives of the Company as the Board of Managers from time to time may deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Managers to approve such action directly.

3.8.              Expenses; Compensation. The Company shall pay the reasonable out-of-pocket travel expenses incurred by each Manager in connection with attending the meetings of the Board of Managers and committees of the Board of Managers. Each Manager will be entitled to receive as compensation for serving on the Board of Managers and any committee of the Board of Managers and for attendance at any meeting of the Board of Managers or any committee of the Board of Managers an annual management fee of $150,000 (the “Management Fee”), payable in semi-monthly installments in accordance with the Company’s payroll practice. The amount of Management Fee may not be increased unless approved by Majority Vote of the Members Holding Voting Units. The Managers shall also be entitle to provide to the Company other services, whether individually or through affiliated entities, and be compensated for such services so long as the amount of compensation is comparable to the fees that would be charged by an unaffiliated party in an arms’-length transaction.

3.9.              Reliance by Third Parties. Any Person dealing with the Company, the Managers or any Member may rely (without duty of further inquiry) upon a certificate signed by any Manager as to (a) the identity and authority of a Manager or Member to act on behalf of the Company, (b) any factual matter relevant to the affairs of the Company, (c) the persons who are authorized to execute and deliver any document on behalf of the Company or (d) any action taken or omitted by the Company, the Managers or any Member.

4.                   RIGHTS AND OBLIGATIONS OF MEMBERS.

4.1.              Limitation of Liability. Each Member’s liability will be limited as set forth in this Agreement and the Act.

4.2.              Liability for Company Obligations. Members will not be personally liable for any debt, obligation or liability of the Company, except as otherwise provided by law.

4.3.              Inspection of Records. Upon reasonable request, each Member shall have the right to inspect and copy at such Member’s expense, during ordinary business hours, the records required to be maintained by the Company pursuant to Section 11.5.

4.4.              No Priority and Return of Capital. Except as expressly provided in this Agreement, no Unitholder will have priority over any other Unitholder, either as to the return of Capital Contributions or as to Net Profits, Net Losses or Distributions; provided, however, that this Section 4.4 will not apply to loans made by a Unitholder to the Company.

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4.5.              No Voluntary Withdrawal of Member. Except as expressly permitted in this Agreement, no Member may or will voluntarily resign or otherwise withdraw as a Member. Unless otherwise approved by the Board of Managers, a Member who resigns or withdraws will be entitled to receive only those Distributions to which such Person would have been entitled had such Person remained a Member (and only at such times as such Distributions would have been made had such Person remained a Member). Except as otherwise expressly provided in this Agreement, a resigning or withdrawing Member shall become an Economic Interest Owner. The remedy for breach of this Section 4.5 will be monetary damages (and not specific performance), which may be offset by the Company against Distributions to which such Person otherwise would be entitled.

4.6.              Forced Withdrawal of Member. If the Board of Managers determines that any Member has violated the provisions of Sections 6.14, or becomes an Ineligible Owner pursuant to Section 6.13, then the Board of Managers may, in its sole discretion, force such Member to withdraw as a Member by electing to repurchase all Units held by such Member. The purchase price for such members Units shall be the greater of (a) the Capital Account of such Member on the date of the forced withdrawal, or (b) the fair market value of the Units as reasonably determined by the Board of Managers. The Board of Managers shall give written notice of its intent to exercise its rights under this Section 4.6 to the affected Member and shall include a check for the amount of the purchase price for such Member’s Units. Upon delivery of such notice and check, the affected Member shall cease to be a Member of the Company and shall have no further rights, privileges or obligations under this Agreement.

5.                   MEETINGS OF MEMBERS.

5.1.              Annual Meeting. The annual meeting of the Members shall be held at such time as shall be determined by the Board of Managers, for the purpose of the transaction of such business as may come before the meeting.

5.2.              Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Chief Executive Officer of the Company, the Chairman of the Board of Managers or a majority of the Managers at any time and shall be called by the Chief Executive Officer of the Company or the Chairman of the Board of Managers if Members holding at least fifty percent (50%) of the Voting Units make a written demand for a special meeting stating one or more reasonable purposes for such meeting.

5.3.              Place of Meetings. The Board of Managers may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is called, the place of meeting shall be the principal office of the Company.

5.4.              Notice of Meetings.

5.4.1.          In General. Written notice stating the time and place of any annual or special meeting of Members shall be given at least ten (10) days and not more than sixty (60) days before the meeting. If a purpose of an annual or special Members’ meeting is to consider action on an amendment to this Agreement, a planned merger or exchange of Units, a proposed sale, lease or other disposition of all or substantially all of the property of the Company other than in the regular course of business or the dissolution of the Company, then the Company shall notify all Members, whether or not entitled to vote, at least twenty (20) days and not more than sixty (60) days before the meeting, and the notice must describe the proposed action with reasonable clarity and contain or be accompanied by a copy of the proposed amendment, the plan of merger or exchange or the agreement of sale or lease, as applicable. The notice of special meetings shall include the purpose of the meeting. No business may or will be transacted at a special meeting except as stated in such notice, unless consented to by all Members having the right to vote with respect to such other business, either in person or by proxy, and following such meeting, notice of any action taken at such special meeting that was not specified in the notice of special meeting is given to any absent Member as soon as reasonably practicable. Notice of all meetings shall be given to the holder of any proxy filed with the Company in the same manner as if such proxy holder were a Member.

5.4.2.          Manner of Giving Notice. Notice of meetings of the Members shall be given to each Member by at least one of the following methods:

(a)     Oral notice is effective when communicated;

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(b)     Written notice is effective at the earliest of (i) when received, (ii) upon deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed to the address shown in the Company’s records, or (iii) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; or

(c)     Notice may be given to any or all of the Members by facsimile or electronic mail. If notice is sent by facsimile or electronic mail to any Member, then notice to such Member will be deemed to be effective when sent if sent to the facsimile number or electronic mail address of such Member maintained in the Company’s records.

5.5.              Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of such meeting, the date on which notice of the meeting is mailed will be the record date for such determination of Members. When a determination of Members entitled to vote at a meeting of Members has been made as provided in this Section 5.5, such determination will apply to any adjournment of such meeting.

5.6.              Quorum. Members holding more than fifty percent (50%) of the then outstanding Voting Units represented in person or by proxy will constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Voting Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of a Member whose absence would cause less than a quorum.

5.7.              Manner of Acting. If a quorum is present, the affirmative vote of Members holding more than fifty percent (50%) of the Voting Units represented at the meeting in person or by proxy shall be the act of the Members, unless the vote of a greater or lesser percentage is required by this Agreement or the Act.

5.8.              Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by such Member. Such proxy must be filed with the Chief Executive Officer before or at the time of the meeting. No proxy will be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

5.9.              Waiver of Notice. Any Member may waive notice of any meeting in writing before, at or after such meeting. A Member’s attendance at or participation in a meeting waives any required notice of the meeting unless such Member at the beginning of the meeting, or promptly upon such Member’s arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.10.           Telecommunications. Meetings of the Members may be held by means of conference telephone or similar communications equipment by which all persons participating may simultaneously hear one another during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

5.11.           Action by Members Without a Meeting.

5.11.1.          Written Consent Action. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, executed by Members holding in the aggregate not less than the minimum number of Voting Units required to approve such action at a meeting at which all Members holding Voting Units entitled to vote thereon were present and voted, and such one or more written consents so executed are delivered to the Chief Executive Officer for inclusion in the Company’s minutes. The record date for determining Members entitled to take action without a meeting shall be the date on which the first Member signs a consent.

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5.11.2.          Effectiveness. A written consent is not effective to take the action specified in the consent unless, within sixty (60) days of the earliest consent delivered to the Company, written consents signed by a sufficient number of Members to take action are delivered to the Company. Unless the written consent specifies a later effective date, action taken by written consent under this Section 5.11 is effective when (a) consents signed by all Members have been delivered to the Company or (b) consents signed by Members sufficient to authorize taking the action have been delivered to the Company, and two (2) days have lapsed after the Company has delivered written notice to all of the Members of the Company, requesting such action by written consent, which notice must contain or be accompanied by the same material, if any, that would have been required to be sent to Members in a notice of meeting at which the proposed action would have been submitted for Member action.

6.                   OFFICERS.

6.1.              Officer Designations. The officers of the Company shall be a Chairman of the Board of Managers, a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Company also may have, at the discretion of the Board of Managers, one or more Vice Presidents, one or more assistant secretaries and such other officers as may be appointed. The officer positions may be at will employees or outside contractors at the discretion of the Board of Managers.

6.2.              Election and Term of Office. The officers shall be appointed by the Board of Managers. The officers shall hold office until they resign, are removed or otherwise are disqualified or are unable to serve or until their successors are elected and qualified.

6.3.              Removal and Resignation. Any officer may be removed by the Board of Managers, with or without cause. Such removal will be without prejudice to any contract rights of the person removed. Subject to the terms of any employment agreement with the Company, any officer may resign at any time by giving written or verbal notice to the Company.

6.4.              Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board of Managers.

6.5.              Chairman of the Board of Managers. The Chairman of the Board of Managers, if such an officer is appointed, shall, if present, preside at all meetings of the Board of Managers and exercise and perform such other powers and duties as from time to time may be assigned to him by the Board of Managers or as may be prescribed by this Agreement. If there is no President and there is no stand-alone Chief Executive Officer, then the Chairman of the Board of Managers also shall be the Chief Executive Officer of the Company and shall have such powers as are set forth in Section 6.7.

6.6.              President. The President, if such an officer is elected, shall report to the Chief Executive Officer of the Company, if such a position is filled by a person other than the President or, if not filled by a person other than the President, shall be the Chief Executive Officer. The President shall have the general powers and duties of management usually vested in the office of president of a company and shall have such other powers and duties as may be prescribed by the Board of Managers, the Chief Executive Officer or this Agreement.

6.7.              Chief Executive Officer. The chief executive officer of the Company shall be subject to the control of the Board of Managers and shall have general supervision, direction and control of the business and affairs of the Company (as such, the “Chief Executive Officer”). The Chief Executive Officer may preside at the meetings of the Members and in the absence or nonexistence of a Chairman of the Board of Managers shall preside at meetings of the Board of Managers.

6.8.              Vice Presidents. In the absence or disability of the President, the Vice President, if any, or Vice President and Chief Operating Officer if there is more than one Vice President, shall perform all the duties of the President and when so acting shall have all the powers of the President. The Vice President(s) shall have such other powers and perform such other duties as from time to time may be prescribed for them by the Board of Managers or this Agreement.

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6.9.              Secretary. The Secretary shall keep, or cause to be kept, a minute book at the registered office of the Company or such other place as the Members may order, containing a record of all meetings of Members, indicating the time and place, whether annual or special and, if special, how authorized, the names of those present and a summary of all the proceedings at such meetings. The record must include a copy of the notice given. The Secretary will be responsible for giving notice of all the meetings of Members required to be given by this Agreement or by law. The Secretary will have such other powers and perform such other duties as may be prescribed by the Board of Managers or this Agreement.

6.10.           Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its liabilities, assets, receipts, disbursements, losses and capital. The Chief Financial Officer shall deposit all Company funds and other valuables to the credit of the Company with such depositories as may be designated by the Board of Managers. The Chief Financial Officer shall, in accordance with the terms and provisions of this Agreement, disburse the funds of the Company as may be authorized by the Board of Managers, shall render to the Chief Executive Officer, the President and the Members, whenever they request it, an account of all transactions as Chief Financial Officer and of the financial condition of the Company. The Chief Financial Officer will have such other powers and perform such other duties as may be prescribed by the Board of Managers or this Agreement.

6.11.           Salaries. The salaries of all officers and employees of the Company shall be fixed by the Board of Managers and may be changed from time to time by the Board of Managers.

6.12.           Officer Appointments. The following individuals are appointed to the offices set forth opposite their names:

Name	Office

Todd Johnson	Chairman, CEO and President
Jeremy Johnson	Chief Financial Officer and Secretary

6.13.           Ineligible Owner. Each of the Unitholders acknowledges and agrees that the Company is subject to state laws, rules and regulations relating to and restricting the ownership of a cannabis manufacturing business. Each Unitholder represents to the Company that he or she is, or with respect to Unitholders that are entities all owners of such Unitholder are, not prohibited from owning equity interests in the Company by any state law, rule or regulation. If any Unitholder is or becomes ineligible to be an owner of the Company pursuant to any law, rule or regulation of any state in which the Company does business, (an “Ineligible Owner”), such Unitholder shall immediately notify the Board of Managers in writing the facts or event that caused such ineligibility. The Board of Managers shall have the authority and power to cause any Ineligible Owner to be forced to withdraw as a Member pursuant to Section 4.6.

6.14.           Confidentiality. Each of the Unitholders acknowledges and agrees that the information, observations and data obtained by such Unitholder or its Affiliates while such Unitholder is a Member or an Economic Interest Owner (including all information, observations and data obtained before the effective date of this Agreement concerning the business or affairs of the Company) (collectively, “Confidential Information”) is the exclusive property of the Company. Confidential Information includes, but is not limited to, business strategy or operational data, financial data (whether historical or projections), terms and provisions of any material agreements or contracts of the Company, information regarding licensing and permits or the business, the identity of any strategic partner, contractor, distributor, or other material relationship of the Company, and any information which, if disclosed is determined by the Board of Managers to cause material injury or damage to the business, operations, financial condition or reputation of the Company. Each Unitholder shall treat and hold as confidential, and shall not disclose to any third party, all of the Confidential Information and refrain from using any Confidential Information, unless and to the extent that the aforementioned matters: (a) become generally known to and available for use by the public other than as a result of such Unitholder’s or such Unitholder’s Affiliates’ acts or omissions or (b) are required to be disclosed by judicial process or law. Such Unitholder and its Affiliates shall promptly deliver to the Company at any time the Company may request all lists, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies of such items) relating to the Confidential Information or the business of the Company that such Unitholder or its Affiliates may then possess or have under his, her or its control.

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7.                   UNITS.

7.1.              Authorized Units. The total number of Units that the Company currently is authorized to issue is 25,000,000 Units, of which 20,000,000 shall be designated Class A Common Units (“Class A Common Units”), 2,000,000 shall be designated Class B Common Units (“Class B Common Units”), and 3,000,000 Preferred Units (the “Preferred Units”). The rights of all Units of the Company are subject to the rights of any future classes or series of Units of the Company, which from time to time may be authorized and issued in accordance with this Agreement and applicable law.

7.2.              Description of Units. Except as otherwise provided in this Agreement or as otherwise required by applicable law, all Class A Common Units and Class B Common Units will be identical in all respects and will entitle the holders of such Units to the same rights and privileges, subject to the same qualifications, limitations and restrictions, except that, in the case of Class B Common Units, holders of Class B Common Units will not be entitled to vote on any matter except to the extent otherwise required under the Act. Except as otherwise provided in this Agreement or as otherwise required by applicable law, Members holding Class A Common Units will be entitled to one (1) vote per Class A Common Unit on all matters to be voted on by the Members. For purposes of this Agreement, the Class A Common Units are referred to and defined herein collectively as the “Voting Units.” Notwithstanding any other provision of this Agreement, Class A Common Units or Class B Common Units may not be subdivided (by Unit split or distribution of Units), combined or reclassified unless the Units of the other classes (or other class and other series) of Units are concurrently therewith proportionately subdivided (by Unit split or distribution of Units), combined or reclassified in a manner that maintains the same proportionate equity ownership.

7.3.              Additional Units and Additional Capital Contributions. The Board of Managers is authorized to obtain additional capital for the Company from time to time by selling additional Units or other securities of the Company, upon such terms and conditions, with such rights and privileges (including, except as otherwise provided herein, rights and preferences that may be senior to outstanding Units) and for such prices and, in the case of equity securities, such Capital Contributions as the Board of Managers may establish and to admit such Unitholders as Members, in each case in the manner set forth in this Agreement, and the Board of Managers is further authorized to amend this Agreement pursuant to Section 15.2 to reflect the creation, establishment, designation and issuance of such Units and securities. Without limiting the generality of the foregoing, the Preferred Units authorized by this Agreement may be issued from time to time in one or more series, and the Board of Managers is authorized to establish or alter the rights, preferences, privileges and restrictions granted to or imposed on each additional series of Preferred Units, and the number of Units constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Units or any series thereof (including the Preferred Units) in this Agreement or any amendment hereto (“Protective Provisions”), but notwithstanding any of the other rights of the Preferred Units or any series thereof, the rights, preferences, privileges and restrictions of any such additional series of Preferred Units may be subordinated to, pari passu with (including inclusion in provisions with respect to liquidation and acquisition preferences and/or approval of matters by vote or written consent) or senior to any of those of any present or future series of Preferred Units or Class A Common Units, Class B Common Units or other future class of Common Units. Subject to compliance with applicable Protective Provisions (if any), the Board of Managers also is authorized to increase or decrease the number of Units of any series of Preferred Units before or after the issuance of such series, but not below the number of Units of such series then outstanding. In case the number of Units of any series of Preferred Units is so decreased, the Units of such series constituting such decrease shall resume the status that they had before the Board of Managers designated such series and fixed the number of Units of such series.

NOTICE: THE INITIAL MEMBERS (AND ALL PERSONS WHO MAY ACQUIRE UNITS AND BE ADMITTED AS ADDITIONAL MEMBERS OF THE COMPANY) ACKNOWLEDGE THAT THE CREATION, ESTABLISHMENT, DESIGNATION AND ISSUANCE OF ADDITIONAL UNITS (INCLUDING ADDITIONAL CLASSES OF UNITS AND SERIES OF CLASSES OF UNITS, INCLUDING ADDITIONAL SERIES OF PREFERRED UNITS) AND THE ADMISSION OF ADDITIONAL MEMBERS AS CONTEMPLATED BY THIS SECTION 7.3 MAY RESULT IN THE DILUTION AND POSSIBLE SUBORDINATION OF THEIR EXISTING UNITS (INCLUDING VOTING INTERESTS AND/OR ECONOMIC INTERESTS) IN THE COMPANY.

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7.4.              Initial Issuance of Units. Each Member will be issued those certain Units set forth opposite such Member’s name on the attached Schedule of Unitholders in exchange for the Capital Contribution, if any, of such Member described in Section 8.1.

7.5.              Employee and Consultant Equity; Class B Common Unit Award Plan. Without limiting the generality of Section 7.3, the Company may make available to its employees and consultants options to purchase Class B Common Units and may grant awards of Class B Common Units to employees and consultants (by which such grantees will become admitted as Members of the Company) for such consideration and on such terms and conditions as may be determined by the Board of Managers and in accordance with the provisions of the Class B Common Unit Award Plan, a copy of which is attached to this Agreement as Exhibit A. The number of Class B Common Units to be issued to, and the amount and form of consideration (if any) to be contributed by, any such optionee/grantee will be set forth in the Class B Common Unit Award Plan or in a Class B Common Unit Award Agreement issued pursuant to the Class B Common Unit Award Plan. The Board of Managers shall have the power to amend and/or restate the Class B Common Unit Award Plan from time to time in its sole discretion and shall have the power to amend and/or restate this Agreement pursuant to Section 15.2 to reflect the admission of such additional Members pursuant to the Class B Common Unit Award Plan.

8.                   CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS.

8.1.              Members’ Capital Contributions. Each Member shall contribute to the Company, as such Member’s aggregate Capital Contribution, the cash or property described in the attached Schedule of Capital Contributions. The Board of Managers shall have exclusive authority to cause the issuance and sale of Units as such prices and terms as they may determine from time to time.

8.2.              Capital Commitment. Except as otherwise provided in this Section 8 or under the Act, the holders of Class A Common Units and Class B Common Units will not be required to make additional Capital Contributions to the Company.

8.3.              Advances. If the Board of Managers determines that the Company does not have sufficient cash to enable the Company to operate its business and maintain its assets and to discharge its costs, expenses, obligations and liabilities, then any Member may, with the consent of the Board of Managers, make an Advance to or on behalf of the Company of all or part of the necessary funds. Any such Advance by a Member shall constitute a loan from such Member to the Company, shall bear interest at the rate as agreed between the Member making the Advance, on the one hand, and the Board of Managers, on the other hand, from the date made until repaid in full. Advances will not be considered to be Capital Contributions.

8.4.              Capital Accounts.

8.4.1.          Establishment and Maintenance. A separate capital account (a “Capital Account”) will be maintained for each Unitholder throughout the term of the Company in accordance with the rules of Regulation Section 1.704-1(b)(2)(iv). Each Unitholder’s Capital Account will be increased by: (a) the amount of money contributed by such Unitholder to the Company; (b) the fair market value of property contributed by such Unitholder to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take the property subject to under Code Section 752); (c) allocations to such Unitholder of Net Profits (as applicable); (d) any items in the nature of income and gain that are specially allocated to such Unitholder pursuant to Sections 9.4 and 9.5; (e) allocations to such Unitholder of income and gain exempt from federal income tax; and (f) any other items properly added to such Unitholder’s Capital Account pursuant to Code Section 704(b) and the Regulations under such Section. Each Unitholder’s Capital Account will be decreased by: (i) the amount of money distributed to such Unitholder by the Company; (ii) the fair market value of property distributed to such Unitholder by the Company (net of liabilities secured by such distributed property that such Unitholder is considered to assume or take the property subject to under Code Section 752); (iii) allocations to such Unitholder of expenditures described in Code Section 705(a)(2)(B); (iv) any items in the nature of deduction and loss that are specially allocated to such Unitholder pursuant to Sections 9.4 and 9.5; (v) allocations to such Unitholder of Net Losses; and (vi) any other items properly subtracted from such Unitholder’s Capital Account pursuant to Code Section 704(b) and the Regulations under such Section. In the event of a Permitted Transfer of Units, the Capital Account of the transferor will become the Capital Account of the transferee to the extent that it relates to the transferred Units.

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8.4.2.          Compliance with Regulations. The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of Code Section 704(b) and the Regulations promulgated under such Code Section. If in the opinion of the Company’s legal counsel or accountants the manner in which Capital Accounts are to be maintained pursuant to the foregoing provisions of this Section 8.4 should be modified in order to comply with Code Section 704(b) and such Regulations, then, notwithstanding anything to the contrary contained in the foregoing provisions of this Section 8.4, the manner in which Capital Accounts are maintained will be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Unitholders.

9.                   ALLOCATIONS OF NET PROFITS AND NET LOSSES.

9.1.              Allocation of Net Profits. After giving effect to the special allocations set forth in Sections 9.4 and 9.5, Net Profits from operations for any fiscal year will be allocated as follows:

9.1.1.          First, to the Unitholders holding Class A Common Units and Class B Common Units in the amounts and proportions necessary to reverse on a cumulative basis without duplication all allocations of Net Losses to such Unitholders in the inverse order in which such allocations were made to such Unitholders; and

9.1.2.          Thereafter, to the Unitholders holding Class A Common Units and Class B Common Units pro rata in accordance with their respective Percentage Interests.

9.2.              Allocation of Net Losses. After giving effect to the special allocations set forth in Sections 9.4 and 9.5, Net Losses for any fiscal year will be allocated as follows:

9.2.1.          First, to the Unitholders holding Class A Common Units and Class B Common Units in the amounts and proportions necessary to reverse on a cumulative basis without duplication all allocations of Net Profits to such Unitholders pursuant to Section 9.1.2 in the inverse order in which such allocations were made to such Unitholders pursuant to such Section; and

9.2.2.          Thereafter, to the Unitholders holding Class A Common Units and Class B Common Units pro rata in accordance with their respective Percentage Interests.

9.3.              Adjusted Capital Account Deficit. Notwithstanding Sections 9.1 and 9.2 and after application of Regulation Section 1.704-1(b)(2)(ii)(d), no Net Losses will be allocated to a Unitholder holding Class A Common Units or Class B Common Units that would cause such Unitholder to have an adjusted Capital Account deficit at the end of any fiscal year. Net Losses not allocated to a Unitholder holding Class A Common Units or Class B Common Units due to the foregoing limitation will be specially allocated to the Unitholders holding Class A Common Units and Class B Common Units with positive Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero, and any remainder will be allocated to the Unitholders in the manner described in Section 9.1.2.

9.4.              Special Allocations. Except as otherwise expressly provided in this Section 9.4 or as otherwise determined by the Board of Managers, the provisions of this Section 9.4 shall apply only to the Unitholders holding Class A Common Units and Class B Common Units. The following special allocations will be made for any calendar year of the Company in the following order:

9.4.1.          Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company fiscal year, then each Unitholder will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Unitholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(g)(2). The items to be so allocated, and the manner in which those items are to be allocated among the Unitholders, will be determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(j)(2). This Section 9.4.1 is intended to satisfy the minimum gain chargeback requirement in Regulation Section 1.704-2(f) and will be interpreted and applied accordingly.

9.4.2.          Member Minimum Gain Chargeback. If there is a net decrease in Unitholder Minimum Gain during any Company fiscal year, then each Unitholder who has a share of that Unitholder Minimum Gain, determined in accordance with Regulation Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Unitholder’s share of the net decrease in Unitholder Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). The items to be so allocated, and the manner in which those items are to be allocated among the Unitholders, will be determined in accordance with Regulation Sections 1.704-2(h)(4) and 1.704-2(j)(2). This Section 9.4.2 is intended to satisfy the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and will be interpreted and applied accordingly.

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9.4.3.          Qualified Income Offset. In the event that any Unitholder unexpectedly receives any adjustment, allocation or Distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain will be specially allocated to such Unitholder in an amount and in a manner sufficient to eliminate as quickly as possible, to the extent required by Regulation Section 1.704-(I)(b)(2)(ii)(d), the Deficit Capital Account of such Unitholder (which Deficit Capital Account will be determined as if all other allocations provided for in this Section 9 have been tentatively made as if this Section 9.4.3 were not in this Agreement).

9.4.4.          Nonrecourse Deductions. Nonrecourse Deductions will be allocated among the Unitholders holding Class A Common Units and Class B Common Units in accordance with their respective Percentage Interests.

9.4.5.          Unitholder Nonrecourse Deductions. Unitholder Nonrecourse Deductions, if any, will be specially allocated among the Unitholders holding Class A Common Units and Class B Common Units in accordance with Regulation Section 1.704-2(i).

9.5.              Corrective Allocations. Except as otherwise expressly provided in this Section 9.5 or as otherwise determined by the Board of Managers, the provisions of this Section 9.5 shall apply only to the Unitholders holding Class A Common Units and Class B Common Units.

9.5.1.          Allocations to Achieve Economic Agreement. The allocations set forth in Sections 9.3 and 9.4 are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 9.1 or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 9.5.1. Accordingly, the Board of Managers is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 9.5.1 in whatever manner that the Board of Managers determines is appropriate so that, after such offsetting special allocations are made, the Capital Accounts of the Unitholders are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Sections 9.3 and 9.4 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to Section 9.1 and Section 9.2.

9.5.2.          Waiver of Application of Minimum Gain Chargeback. The Board of Managers may request from the Commissioner of the Internal Revenue Service a waiver, pursuant to Regulation Section 1.704-2(f)(4), of the minimum gain chargeback requirements of Regulation Section 1.704-2(f) if the application of such minimum gain chargeback requirement would cause a permanent distortion of the economic arrangement of the Unitholders.

9.6.              Other Allocation Rules. Except as otherwise expressly provided in this Section 9.6 or as otherwise determined by the Board of Managers, the provisions of this Section 9.6 shall apply only to the Unitholders holding Class A Common Units and Class B Common Units.

9.6.1.          General. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and other allocations not otherwise provided for will be divided among the Unitholders in the same proportions as they share Net Profits or Net Losses, as the case may be, for the year.

9.6.2.          Allocation of Recapture Items. In making any allocation among the Unitholders of income or gain from the sale or other disposition of a Company asset, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions will be allocated among those Unitholders who were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in accordance with Regulations Section 1.1245-1.

9.6.3.          Allocation of Excess Nonrecourse Liabilities. Solely for purposes of determining a Unitholder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Unitholders’ interests in the Company’s profits will be in the same proportions as they share Net Profits under Section 9.1.3.

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9.6.4.          Allocations in Connection with Varying Interests. If, during any calendar year, there is (a) a transfer of a Unitholder’s Units under this Agreement or (b) the issuance of Units by the Company to a Unitholder, then Net Profits, Net Losses, each item of Net Profits and Net Losses and all other tax items of the Company for such period will be divided and allocated among the Unitholders by taking into account their varying interests during such fiscal year in accordance with Code Section 706(d) and using conventions permitted by law and selected by the Board of Managers.

9.7.              Determination of Net Profits or Net Losses.

9.7.1.          Computation of Net Profits or Net Losses. “Net Profits” or “Net Losses” of the Company, for each fiscal year or other period, will be an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1), including income and gain exempt from federal income tax, will be included in computing Net Profits or Net Losses).

9.7.2.          Adjustments to Net Profits or Net Losses. For purposes of computing Net Profits or Net Losses on the disposition of an item of Company property or in determining the cost recovery, depreciation or amortization deduction with respect to any property, the Company shall use such property’s book value determined in accordance with Regulation Section 1.704-1(b). Each property’s book value will be equal to its adjusted basis for federal income tax purposes, except as follows:

(a)       The initial book value of any property contributed by a Member to the Company will be the gross fair market value of such property at the time of contribution;

(b)       In the sole discretion of the Board of Managers, the book value of all Company properties may be adjusted to equal their respective gross fair market values, as determined by the Board of Managers as of the following times: (1) in connection with the acquisition of an interest in the Company by a new or existing Member for more than a de minimis Capital Contribution, (2) in connection with the liquidation of the Company as defined in Regulation Section 1.704-1(b)(2)(ii)(g), (3) in connection with a more than de minimis Distribution to a retiring or a continuing Unitholder as consideration for all or a portion of such Unitholder’s interest in the Company, (4) such other times as are permitted under the Section 704 of the Code and the Regulations adopted under the Code or (5) at such other times as the Board of Managers may determine. In the event of a revaluation of any Company assets pursuant to this Section 9.7.2, the Capital Accounts of the Unitholders will be adjusted to the extent provided in Regulation Section 1.704-1(b)(2)(iv)(f);

(c)       If the book value of an item of Company property has been determined pursuant to this Section 9.7.2, then such book value will thereafter be used, and will thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such property, for purposes of computing Net Profits or Net Losses in accordance with Regulation Section 1.704-1(b)(2)(iv)(g).

9.7.3.          Items Specially Allocated. Notwithstanding any other provision of this Section 9.7, any items that are specially allocated pursuant to Sections 9.4 or 9.5 will not be taken into account in computing Net Profits or Net Losses.

9.8.              Mandatory Tax Allocations Under Code Section 704(c).

9.8.1.          In General. In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unitholders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value computed in accordance with Section 9.7.2(a). Before the contribution of any property to the Company that has a fair market value that differs from its adjusted basis in the hands of the contributing Member on the date of contribution, the contributing Member and the other Members by Majority Vote of the Members Holding Voting Units (excluding the vote of the contributing Member) shall agree upon the allocation method to be applied with respect to that property under Regulation Section 1.704-3, which allocation method will be set forth on the Schedule of Allocation Method attached to this Agreement, as amended from time to time.

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9.8.2.          Revaluation Adjustments. If the book value of any Company property is adjusted pursuant to Section 9.7.2(b), then subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as under Code Section 704(c). The choice of allocation methods under Regulation Section 1.704-3 with respect to such revalued property will be made by the Board of Managers, with the approval of the Members by Majority Vote of the Members Holding Voting Units, and set forth on the Schedule of Allocation Method attached to this Agreement, as amended from time to time.

9.8.3.          Allocations Disregarded in Determining Net Profits and Net Losses. Allocations pursuant to this Section 9.8 are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Net Profits, Net Losses or other items as computed for book purposes or Distributions pursuant to any provision of this Agreement.

10.                DISTRIBUTIONS.

10.1.           Discretion of Board of Managers.

Subject to the mandatory tax Distribution provisions of Section 10.4 and the limitations on Distributions expressed in Section 10.6, the Board of Managers will have sole discretion to determine the timing, character (i.e., what property is to be distributed) and aggregate amount of Distributions to the Unitholders pursuant to this Section 10.

10.2.           Current Distributions. If current Distributions from operations of the Company are made by the Board of Managers, such Distributions will be made to the Unitholders holding Class A Common Units and Class B Common Units pro rata in accordance with their respective Percentage Interests.

10.3.           Distributions in Kind. Non-cash assets, if any, will be distributed in a manner that reflects how cash proceeds from the sale of such asset for fair market value would have been distributed under Section 10.2 (after any unrealized gain or loss attributable to such non-cash assets has been allocated among the Unitholders in accordance with Section 9).

10.4.           Mandatory Tax Distributions. No later than the tenth (10th) day of May, August, November and February of each year, the Company shall distribute to each Unitholder, to the extent permitted by law and subject to Section 10.6, an amount equal to the excess of (a) forty-three percent (43%) of (i) the amount estimated by the Board of Managers to be such Unitholder’s allocable share (as determined pursuant to Section 9 and adjusted for any discrepancy between the amount estimated and the actual Net Profits for the prior quarter) of the Company’s Net Profits for the fiscal quarter ending on the last day of March, June, September and December, respectively, and (ii) any amount allocable to such Unitholder in accordance with Section 9.8 over (b) any Distributions under Section 10.2 during such prior calendar quarters. Any Distributions made during any calendar quarter in excess of the Distributions required by this Section 10.4 will be taken into account in determining the extent of any future Distributions so required. It is the intention of the Members that Distributions pursuant to this Section 10.4 provide the Unitholder with funds to pay federal taxes on Net Profits allocated to Unitholders pursuant to this Agreement. In the event that the highest federal income tax rate applicable to individuals or corporations is changed, the reference above to forty-three percent (43%) will be changed to a percentage that is equal to the higher of the highest marginal federal income tax rate applicable to individuals or corporations. All Distributions made pursuant to this Section 10.4 will be treated as amounts distributed to the Unitholders pursuant to this Section 10 for all purposes of this Agreement. In addition, all Distributions made pursuant to this Section 10.4 will be taken into consideration when determining the pro rata amount of Distributions under Section 10.2, such that, to the extent that Distributions under this Section 10.4 are not in accordance with the Members’ Percentage Interests, Distributions under Section 10.2, when made in accordance with such Section, will be made in such proportions as will cause the aggregate Distributions under both such Sections to be in proportion to each Member’s respective Percentage Interest.

10.5.           Withholding; Amounts Withheld Treated as Distributions. The Board of Managers is authorized to withhold from Distributions, or with respect to allocations or payments, to Unitholders and to pay over to the appropriate federal, state or local governmental authority all amounts required to be withheld pursuant to the Code or provisions of applicable state or local law. All amounts withheld pursuant to the preceding sentence in connection with any payment, Distribution or allocation to any Unitholder will be treated as amounts distributed to such Unitholder pursuant to this Section 10 for all purposes of this Agreement.

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10.6.           Limitation Upon Distributions. No Distribution will be declared and paid unless, after the Distribution is made, (a) the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, and (b) the Company is able to pay its debts as they become due in the usual course of business.

10.7.           Liquidating Distributions. Notwithstanding the foregoing, Distributions upon liquidation of the Company will be made in accordance with Section 13.2.

11.                ACCOUNTING, BOOKS, AND RECORDS.

11.1.           Accounting Principles. The Company’s books and records will be kept, and its income tax returns prepared, in accordance with GAAP, consistently applied, as the Board of Managers determines is in the best interests of the Company and its Members.

11.2.           Interest on and Return of Capital Contributions. No Member will be entitled to interest on such Member’s Capital Contribution or to the return of such Member’s Capital Contribution, except as otherwise specifically provided for in this Agreement.

11.3.           Loans to Company. Nothing in this Agreement will prevent any Member from making secured or unsecured loans to the Company that have been approved by the Board of Managers.

11.4.           Accounting and Tax Periods. The Company’s accounting and tax periods will be the twelve (12) month period ending on or about December 31st; provided, however, that the Board of Managers may elect to change the Company’s accounting period at any time upon the advice of legal counsel if it deems that such a change would be in the best interests of the Company.

11.5.           Records, Audits and Reports. At the expense of the Company, the Chief Financial Officer of the Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a)                 A current list and past list, setting forth the full name and last known mailing address, of each Member and Economic Interest Owner;

(b)                 A copy of the Certificate of Formation and all amendments thereto;

(c)                 A copy of this Agreement and all amendments to this Agreement;

(d)                 Copies of the Company’s federal, state and local tax returns and reports, if any, for the three (3) most recent years;

(e)                 Minutes of every meeting of the Members and all written consents obtained from Members for actions taken by Members without a meeting; and

(f)                  Copies of the Company’s financial statements for the three (3) most recent years together with management reports, audit letters or similar documents produced by the Company’s auditors.

11.6.           Tax Representative.

11.6.1.          Designation. Jeremy Johnson shall be the “tax representative” of the Company for purposes of Code Sections 6221, et seq. and corresponding provisions of any state or local tax law.

11.6.2.          Expenses of Tax representative; Indemnification. The Company shall indemnify and reimburse the tax representative for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Unitholders attributable to the Company. The payment of all such expenses shall be made before any Distributions are made to Unitholders. Neither the tax representative nor any Member will have any obligation to provide funds for such purpose. The provisions for exculpation and indemnification of Managers set forth in Sections 3.6 and 14 shall be fully applicable to the Member acting as tax representative for the Company.

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11.6.3.          Duties of Tax Representative. The tax representative (a) shall consult with and consider the views of the Board of Managers before taking any material action in its capacity as the tax representative; (b) shall not settle any audit or judicial proceeding without the approval of the Board of Managers; (c) shall promptly furnish the Members with all copies of material documents and notices received in connection with an administrative or judicial proceeding relating to income tax matters of the Company; and (d) shall notify promptly each of the Members under the following circumstances: (i) if the tax representative causes an amended return to be filed on behalf of the Company; (ii) if the tax representative extends the statute of limitations on assessments with respect to any taxable year of the Company; (iii) if any tax return of the Company is audited or if adjustments to any such return are proposed in writing; and (iv) if the tax representative enters into a settlement agreement relating to any item of Company income, gain, loss, deduction or credit for any taxable year of the Company.

11.7.           Returns and Other Elections. The tax representative of the Company shall cause the preparation and timely filing of all tax and information returns required of the Company pursuant to the Code and all other tax and information returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information from such returns, will be furnished to the Unitholders within a reasonable time after the end of the Company’s fiscal year. Except as otherwise expressly provided to the contrary in this Agreement, all elections by the Company under federal or state laws shall be approved by the Board of Managers. The Board of Managers shall confirm each tax return.

12.                ISSUANCE AND TRANSFER OF UNITS.

12.1.           General.

12.1.1.          No Certificates for Units. Units upon issuance will not be certificated.

12.1.2.          Issuance. Units will be issued only upon receipt by the Company of the consideration determined by the Board of Managers to be paid or exchanged for such Units.

12.1.3.          Records. The name of the Person owning the Units, together with the number of Units, the class or series of such Units and the date of issuance will be entered in the books of the Company.

12.1.4.          Transfer on the Books. Each transfer of Units shall be entered in the books of the Company, unless such transfer is not permitted pursuant to this Agreement.

12.1.5.          Subscriptions; Class B Common Unit Awards. Subscriptions for Units shall be in writing and in such form and content as the Board of Managers may require. Class B Common Unit Award Agreements pursuant to which Class B Common Units are issued under the Class B Common Unit Award Plan shall be in writing and in such form and content as the Board of Managers may require.

12.2.           Restrictions on Transfer of Units.

12.2.1.          Retention of Units. No Unitholder will Transfer any of such Unitholder’s Units, except as a Permitted Transfer.

12.2.2.          Permitted Transfers. The restrictions contained in Section 12.2.1 will not apply with respect to any Permitted Transfer of Units; provided, however, that (a) the transferees of such Units shall have agreed in writing to be bound by the provisions of this Agreement with respect to the Units so Transferred, and (b) notwithstanding anything contained in this Agreement to the contrary, a holder of Unvested Class A Common Units or Unvested Class B Common Units may not Transfer any Unvested Class A Common Units or Unvested Class B Common Units to a Permitted Transferee or otherwise, and any attempted Transfer of Unvested Class A Common Units or Unvested Class B Common Units will be void and will not be registered on the books of the Company.

12.2.3.          Termination of Restrictions. The restrictions on the Transfer of Units set forth in Section 12.2.1 will continue with respect to all Units (and will survive any Transfer of Units) until (a) the repurchase of such Units pursuant to Section 12.4 or (b) the closing of a Sale of the Company.

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12.3.           Right of First Refusal. In the event that any Unitholder (including any Permitted Transferee) receives from a non-Affiliate a bona fide offer to purchase all or any portion of the Units held by such Unitholder (a “Transaction Offer”) that such Unitholder desires to accept (other than (a) a Permitted Transfer, (b) a Sale of the Company, (c) a Transfer pursuant to the repurchase provisions of the Class A Common Unit Award Plan or a Class A Common Unit Award Agreement, (d) a Transfer pursuant to the repurchase provisions of the Class B Common Unit Award Plan or a Class B Common Unit Award Agreement or (e) an Involuntary Transfer), such Unitholder (a “Transferring Unitholder”) shall Transfer such Units pursuant to and in accordance with the following provisions of this Section 12.3.

12.3.1.          The Transferring Unitholder shall deliver a written notice (the “Offer Notice”) to the Company and to the other Unitholders who are Members (the “Other Members”) specifying in reasonable detail the identity of the prospective transferee(s), the number and type of Units to be transferred (the “Subject Securities”) and the price and other terms and conditions of the proposed Transfer. The Transferring Unitholder shall not consummate such proposed Transfer until at least thirty (30) days after the delivery of the Offer Notice, unless the parties to the Transfer have been finally determined pursuant to this Section 12.3 before the expiration of such thirty (30) day period (the date of the first to occur of thirty (30) days after such delivery or such final determination is referred to in this Section 12.3 as the “Authorization Date”).

12.3.2.          First, the Company may elect to purchase all or a portion of the Subject Securities, at the price and on the other terms specified in the Offer Notice, by delivering written notice of such election to the Transferring Unitholder and the Other Members as soon as practicable, but in any event within twenty (20) days after delivery of the Offer Notice.

12.3.3.          Second, if the Company has not elected within such twenty (20) day period to purchase all of the Subject Securities, then each Other Member may elect to purchase its Member Pro Rata Portion of the Subject Securities, at the price and on the other terms specified in the Offer Notice, by delivering written notice of such election to the Transferring Unitholder as soon as practicable, but in any event within thirty (30) days after delivery of the Offer Notice.

12.3.4.          If the Company and/or the Other Members have elected to purchase all of the Subject Securities from the Transferring Unitholder, then such purchase transaction shall be consummated as soon as practicable after delivery of the election notice(s) to the Transferring Unitholder, but in any event within forty-five (45) days after the Authorization Date, subject to extension to the extent reasonably necessary for the purpose of obtaining any required governmental consent or approval (but in no event longer than ninety (90) days).

12.3.5.          If the Company and the Other Members do not elect, in the aggregate, to purchase all of the Subject Securities, then the Transferring Unitholder may, within the ninety (90) days following the Authorization Date, transfer the Subject Securities not purchased by the Company and/or the Other Members to the transferee(s) specified in the Offer Notice on terms no more favorable to such transferee(s) than specified in the Offer Notice. Any Subject Securities not so transferred within such ninety (90) day period will again be subject to the provisions of this Section 12.3 upon any subsequent Transfer.

12.3.6.          The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the purchase transaction or, at the election of the Transferring Unitholder, in installments over time in accordance with the terms of purchase, if any, specified in the Offer Notice. In addition, the Company may pay the purchase price for any Subject Securities purchased pursuant to this Section 12.3 by offsetting any bona fide debts owed by the Transferring Unitholder to the Company or any of its Subsidiaries.

12.4.           Repurchase Option for Certain Class B Common Units. Certain Class B Common Units may be subject to a repurchase option set forth in the Class B Common Unit Award Plan or any Class B Common Unit Award Agreement.

12.5.           Involuntary Transfers.

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12.5.1.          The Company’s Option to Purchase. In the event that a Unitholder suffers an Involuntary Transfer of all or any portion of such Unitholder’s Units, such Unitholder shall immediately give written notice to the Company (the “Involuntary Transfer Notice”), with copies to the other Unitholders who are Members (“Non-Involuntary Transferring Members”), describing the event constituting the Involuntary Transfer, the names and addresses of all parties involved, the number of Units involved and, if applicable, the amount of any judgment or other indebtedness with respect to which the Involuntary Transfer was suffered. The occurrence of the event that constitutes the Involuntary Transfer will be deemed to be an offer to sell to the Company any portion of the Units that are the subject of the event constituting the Involuntary Transfer (“Involuntary Units”) at the Fair Market Value of such Units. The Company will have twenty (20) days from the date of receipt of the Involuntary Transfer Notice in which to accept the offer as to some or all of such Units by providing written notice of acceptance to the offering Unitholder. The Company may make payment for the Involuntary Units to be repurchased directly to the party to whom the Units otherwise would be transferred. The closing of the sale shall occur within thirty (30) days after the Company’s acceptance of the offer, subject to extension to the extent reasonably necessary for the purpose of obtaining any required governmental consent or approval (but in no event longer than ninety (90) days). Any Involuntary Units not purchased by the Company pursuant to this Section 12.5.1, by any Non-Involuntary Transferring Member pursuant to Section 12.5.2 or by a third Person pursuant to Section 12.5.3 will continue to be held by the Unitholder suffering the Involuntary Transfer, subject to the terms and conditions of this Agreement.

12.5.2.          The Members’ Option to Purchase. In the event that the Company does not timely elect to redeem or purchase all of the Involuntary Units pursuant to Section 12.5.1, the Non-Involuntary Transferring Members may purchase up to their Member Pro Rata Portion of all or that remaining portion of the Involuntary Units at the Fair Market Value of such Units. Each of the Non-Involuntary Transferring Members will have forty-five (45) days from the date of receipt of the Involuntary Transfer Notice to the Company in which to exercise their option to purchase by providing written notice of acceptance to such Unitholder, the other Non-Involuntary Transferring Members and the Company. Each Non-Involuntary Transferring Member will have the further option, by providing written notice to such Unitholder, the other Non-Involuntary Transferring Members and the Company within fifty (50) days from the date of receipt of the Involuntary Transfer Notice to the Company, to purchase such Non-Involuntary Transferring Member’s Member Pro Rata Portion of any remaining portion of the Involuntary Units not taken up by the other Non-Involuntary Transferring Members. The closing of the sale of Units pursuant to this Section 12.5.2 shall occur within thirty (30) days after delivery of the final notice of exercise pursuant to this Section 12.5.2, subject to extension to the extent reasonably necessary for the purpose of obtaining any required governmental consent or approval (but in no event longer than ninety (90) days).

12.5.3.          Failure of Acceptance. If the Company or the Non-Involuntary Transferring Members fail to accept the offer made pursuant to Sections 12.5.1 or 12.5.2, or if the Company and the Non-Involuntary Transferring Members elect to purchase less than all of the Involuntary Units, then the offering Unitholder may sell or transfer the Involuntary Units not purchased by the Company or the Non-Involuntary Transferring Members (the “Unsold Units”) upon such terms and conditions as such Unitholder deems advisable; provided that the purchaser or transferee shall execute a counterpart of this Agreement and shall agree to be bound by all of the terms and conditions of this Agreement. If the Unsold Units are not sold or transferred within ninety (90) days following the expiration of the thirty (30) day acceptance period, then the Unsold Units will again become subject to the restrictions of this Agreement.

12.6.           Effect of Change of Units. Except as otherwise provided in this Agreement, if the Company, at any time after any purchase price or repurchase price is determined for any class or series of any class of Units pursuant to this Agreement and before the closing of any purchase or repurchase of such Units pursuant to this Agreement, increases the number of outstanding Units that were or are subject to such purchase price or repurchase price by means of a Unit split or distribution of Units, or decreases the number of outstanding Units that were or are subject to such purchase price or repurchase price by combining such Units into a smaller number of Units, then immediately after the record date for such change, the purchase price or repurchase price of each such Unit will be proportionately decreased, in case of such Unit split or Unit dividend, or proportionately increased in case of such combination of Units, with the result that the aggregate purchase or repurchase of the subject Units to be purchased or repurchased immediately after such change will be the same as the aggregate purchase or repurchase of such Units immediately before such change.

12.7.           Specific Performance. The parties acknowledge that monetary damages are insufficient in the event that any Unitholder does not comply with the provisions of this Section 12 and accordingly agree that, in the event of a breach of any of such provisions, notwithstanding Section 17.10, the other Unitholders or the Company, as applicable, will have the right to seek specific performance and/or injunctive or other relief in order to enforce or prevent any violation of such provisions without proof of damages and without the necessity of posting a bond or other security.

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12.8.           Purchase in Cash. Except as otherwise provided in this Agreement, any purchase or repurchase of Units pursuant to this Agreement shall be made in cash at the closing of the purchase or repurchase. All Units shall be sold free and clear of all liens, claims and encumbrances.

12.9.           Setoff. Except as otherwise provided in this Agreement, in the event that the Company repurchases Units pursuant to this Agreement from a Unitholder, the Company shall set off against the repurchase price for the Units any indebtedness owed to the Company by such Unitholder or such Unitholder’s estate, whether or not such indebtedness is then due. If a Member purchases another Unitholder’s Units pursuant to this Agreement, before making any payment to the seller, the purchaser shall pay to the Company that part of the purchase price equal to any indebtedness owed by the seller or such seller’s estate to the Company, whether or not such indebtedness is then due, and such payments will be deemed payments on account of such purchase price.

12.10.          Recognition of Transfer. Upon a Permitted Transfer of Units, and as a condition to recognizing the effectiveness and binding nature of any Permitted Transfer, and (subject to Section 12.13) substitution of a Person as a Unitholder, the Board of Managers may require the transferring Unitholder and the proposed transferee to execute, acknowledge and deliver to the Board of Managers such instruments of transfer, assignment and assumption and such other agreements and to perform all such other acts that the Board of Managers may deem reasonably necessary or desirable to (a) constitute such Person as a Unitholder, (b) confirm that the Person desiring to become a Unitholder has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner), (c) maintain the status of the Company as a partnership for federal income tax purposes and (d) assure compliance with any applicable state and federal laws, including securities laws and regulations.

12.11.          Effective Date. Any Transfer of Units or admission of a Member in compliance with this Section 12 will be deemed effective as of the last day of the calendar month in which the remaining Members’ consent to such Transfer is given or, if no such consent is required pursuant to Section 12.12, on such date that the transferor and the transferee both comply with Section 12.10. The transferring Unitholder hereby indemnifies the Company and its Managers, Members and officers against any and all loss, damage or expense (including tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Section 12.

12.12.          Admission of Additional Members.

12.12.1.          Consent to Admission of Permitted Transferees as Members. The Members hereby consent to the admission of, and direct the Board of Managers and officers of the Company to take all actions necessary or desirable to admit, all Permitted Transferees as Members of the Company.

12.12.2.          Consent to Admission of Subscribers for Authorized Units as Members. The Members hereby consent to the admission of, and direct the Board of Managers and officers of the Company to take all actions necessary or desirable to admit, all subscribers of authorized Units as Members of the Company.

12.12.3.          Other Transferees Not Members. In the event that the Board of Managers approves, pursuant to Section 12.13.1, the Transfer of Units to other than a Permitted Transferee, the transferee of such Units will not be admitted as a Member and will be merely an Economic Interest Owner.

12.13.          Attempted Transfers in Violation of Transfer Restrictions.

12.13.1.          Void. Any attempt to Transfer Units in violation of this Agreement will be ineffective, and the Company and its Members will have no obligation to recognize the purported Transfer in any manner. Notwithstanding the foregoing, if a Transfer to other than a Permitted Transferee is approved by the Board of Managers, then the Company may, on such terms as it may determine in its sole discretion, elect to waive the violation and to allow the transfer of such Units to the purported transferee.

12.13.2.          Indemnity. In the case of a Transfer or attempted Transfer in violation of this Agreement, the parties engaging or attempting to engage in such Transfer will be liable to indemnify and hold the Company and its Managers, Members and officers harmless from all costs, liability and damages that any of such indemnified persons may incur (including incremental tax liability (including penalties and interest) and attorneys’ and accountants’ fees and expenses) as a result of such Transfer or attempted Transfer.

13.                DISSOLUTION AND TERMINATION.

13.1.           Termination Event. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following events (each, a “Termination Event”):

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(a)     The Members vote by Majority Vote of the Members Holding Voting Units to dissolve and liquidate the Company;

(b)     The entry of a decree of judicial dissolution under the Act; or

(c)     The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

Notwithstanding any provision of the Act, the Company will not dissolve before the occurrence of a Termination Event, including upon the occurrence of an event of dissociation of a Member under the Act, and the remaining Members will have the right to continue the Company following any such event of dissociation. If it is determined by a court of competent jurisdiction that the Company has dissolved before the occurrence of a Termination Event, then the Members hereby agree to continue the business of the Company without a winding up or liquidation.

13.2.           Winding Up, Liquidation and Distribution of Assets. Upon dissolution of the Company, the Chief Executive Officer shall immediately proceed to wind up the affairs of the Company, unless the business of the Company is continued as provided in Section 13.1. The Chief Executive Officer shall sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent that the Board of Managers may determine to distribute any assets to the Unitholders in kind) and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

13.2.1.          First, to the payment of creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for Distributions to Members;

13.2.2.          Second, to establish any reserves that the Board of Managers deems reasonably necessary for contingent or unforeseen obligations of the Company and, at the expiration of such period as the Board of Managers shall deem reasonably advisable, the balance then remaining in the manner provided below;

13.2.3.          Third, to and among the Unitholders holding Class A Common Units and Class B Common Units in proportion to their respective positive Capital Account balances (if any) after adjusting such Capital Accounts to reflect the allocations of Net Profits, Net Losses and other tax items of the Company in accordance with Sections 9 and 10 until each such Unitholder’s Capital Account is reduced to zero; and

13.2.4.         Thereafter, to the Unitholders holding Class A Common Units and Class B Common Units pro rata in accordance with their respective Percentage Interests.

13.3.           No Obligation to Restore Negative Capital Account Balance on Liquidation. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that a deficit, if any, in the Capital Account of any Unitholder results from or is attributable to deductions or losses of the Company (including non-cash items such as amortization or depreciation) or distributions of money or other property pursuant to this Agreement to Unitholders, such deficit will not be an asset of the Company, and such Unitholder will not be obligated to contribute such amount to the Company to bring the balance of such Unitholder’s Capital Account to zero.

13.4.           Termination. The Chief Executive Officer shall comply with all applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the distribution of its assets. Upon completion of the winding up, liquidation and distribution of the Company’s assets, the Company will be deemed terminated.

13.5.           Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made for such items and all of the remaining property and assets have been distributed to the Unitholders, the Chief Executive Officer shall file a Certificate of Cancellation with the Delaware Secretary of State as required by the Act. Upon filing the Certificate of Cancellation with the Delaware Secretary of State, the existence of the Company shall cease, except as otherwise provided in the Act.

13.6.           Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution of the Company each Unitholder shall look solely to the assets of the Company for the return of such Unitholder’s Capital Contribution. If the property remaining after the payment or discharge of liabilities of the Company is insufficient to return the Capital Contributions of Members, no Unitholder will have recourse against any other Unitholder so long as the assets of the Company have been distributed in accordance with this Section 13.

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14.                INDEMNIFICATION.

14.1.           Right to Indemnification. Each Person who was, is or is threatened to be made a party to or is otherwise involved (including as a witness) in any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), by reason of the fact that such Person is or was a Manager, Member, officer or employee of the Company or, that being or having been such a Manager, Member or officer or an employee of the Company, such Person is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Indemnitee”), whether the basis of a Proceeding is alleged action in an official capacity or in any other capacity while serving as such a manager, member, director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Company against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement and any other expense) actually and reasonably incurred or suffered by such Indemnitee in connection with such Proceeding, and such indemnification shall continue as to an Indemnitee who has ceased to be a Manager, Member, officer or employee of the Company, or ceased to be a manager, member, director, officer, partner, trustee, employee or agent of such other limited liability company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Except as provided in Section 14.4 with respect to Proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part of a Proceeding) initiated by such Indemnitee only if a Proceeding (or part of a Proceeding) was authorized or ratified by the Board of Managers. The right to indemnification conferred in this Section 14 shall be a contract right.

14.2.           Restrictions on Indemnification. No indemnification will be provided to any Indemnitee for acts or omissions of such Indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of such Indemnitee finally adjudged to be in violation of the Act, for any transaction with respect to which it was finally adjudged that such Indemnitee personally received a benefit in money, property or services to which such Indemnitee was not legally entitled or if the Company otherwise is prohibited by applicable law from paying such indemnification.

14.3.           Advancement of Expenses. The right to indemnification conferred in this Section 14 includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”). An Advancement of Expenses shall be made upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of the Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified.

14.4.           Right of Indemnitee to Bring Suit. If a claim under Section 14.1 or Section 14.3 is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If the Indemnitee is successful, in whole or in part, in any such suit or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to be paid also the expense of litigating such suit. The Indemnitee will be presumed to be entitled to indemnification under this Section 14 upon submission of a written claim (and, in an action brought to enforce a claim for an Advancement of Expenses, when the required Undertaking has been tendered to the Company), and thereafter the Company will have the burden of proof to overcome the presumption that the Indemnitee is so entitled.

14.5.           Procedures Exclusive. The procedures for indemnification and the Advancement of Expenses set forth in this Section 14 are in lieu of the procedures required by the Act or any successor provision of the Act.

14.6.           Nonexclusivity of Rights. Except as set forth in Section 14.5, the right to indemnification and the Advancement of Expenses conferred in this Section 14 will not be exclusive of any other right that any Person may have or hereafter acquire under any statute, provision of this Agreement, general or specific action of the Board of Managers or Members, contract or otherwise.

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14.7.           Insurance Contracts and Funding. The Company shall maintain insurance, at its expense, to protect itself and its Managers and officers against expense, liability and loss to the extent that such insurance is available at commercially reasonable rates and in such amounts and upon such terms as is approved by the Board of Managers. The Company may maintain insurance in addition to the foregoing, at its expense, to protect any Member, partner, trustee, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the authority or right to indemnify such Person against such expense, liability or loss under the Act or other law. The Company may enter into contracts with any officer, partner, trustee, employee or agent of the Company in furtherance of the provisions of this Section and may create a trust fund, grant a security interest or use other means (including a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section.

14.8.           Indemnification of Employees and Agents of the Company. In addition to the rights of indemnification set forth in this Section 14, the Company may, by action of the Board of Managers, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the Company (a) with the same scope and effect as the provisions of this Section 14 with respect to indemnification and the Advancement of Expenses of Managers and officers of the Company, (b) pursuant to rights granted pursuant to, or provided by, the Act or (c) as otherwise are consistent with applicable law.

15.                AMENDMENTS.

15.1.           Procedure. Except as otherwise provided in this Section 15, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company (as authorized by the Board of Managers) and the Members by Majority Vote of the Members Holding Voting Units; provided, however, that in no event (a) will any party be required to make any Capital Contribution to the Company without such party’s prior written consent, except as expressly provided in this Agreement or on the amended attached Schedule of Unitholders, (b) will any such amendment, modification or waiver cause any Member to become personally liable for any obligation of the Company without such Member’s consent or (c) will any such amendment, modification or waiver alter a Member’s rights and privileges with respect to a class of Units in a manner that is disproportionate to the rights and privileges of other holders of such Units, except as expressly set forth in this Agreement with respect to the issuance of additional Units. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement will in any way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15.2.           Exception. Notwithstanding anything in this Agreement to the contrary, the Board of Managers may at any time, without the vote, approval or consent of the Unitholders, (i) amend the attached Schedule of Unitholders to reflect any change required to be made in such Schedule pursuant to the terms of this Agreement, (ii) restate this Agreement together with all amendments to this Agreement that have been duly adopted in accordance with the terms of this Agreement in order to incorporate such amendments in a single, integrated document and (iii) amend this Agreement:

(a)     To admit a Person authorized in accordance with Section 12 as an additional Member and/or to reflect the Transfer of Units to an Economic Interest Owner;

(b)     To reflect that a Person has ceased to be a Member or ceased to own Units as an Economic Interest Owner;

(c)     To reflect any change in the Company’s principal offices, agent for service of process or “tax representative”; and/or

(d)     To delete from or add to this Agreement any provision required to be so deleted or added by the staff of the Securities and Exchange Commission or by a state blue sky commissioner or similar such official, which deletion or addition is deemed by such Commission or official to be for the benefit or protection of the Members.

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15.3.           Execution of Amendments. All amendments to this Agreement need only be signed by the Chief Executive Officer or such other officer of the Company authorized by the Board of Managers to execute such amendments unless applicable law also requires execution by one or more Unitholders, in which event such amendment will require the signature(s) of such Unitholders or their attorney(s)-in-fact.

15.4.           Notice. The Board of Managers shall give written notice of any amendment to this Agreement to the Unitholders, which notice shall set forth either (a) the text of the proposed amendment or (b) a summary of the proposed amendment and a statement that the text of the proposed amendment will be furnished to any Unitholder upon request.

16.                SPECIAL POWER OF ATTORNEY.

16.1.           In General. Each Unitholder hereby irrevocably makes, constitutes and appoints the Managers, with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of, such Unitholder, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(a)       One or more amendments to this Agreement that have been approved in accordance with Section 15; and

(b)       The Certificate of Formation and any amendment thereof required because this Agreement is amended, including an amendment to effect any change in the membership of the Company or in the Capital Contributions of the Unitholders.

16.2.           Acknowledgment. Each Unitholder is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Unitholder’s consent. If an amendment of the Certificate of Formation or this Agreement or any action by or with respect to the Company is taken by the Managers in the manner contemplated by this Agreement, then each Unitholder hereby agrees that, notwithstanding any objection that such Unitholder may assert with respect to such action, the Managers are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Unitholder is fully aware that each Unitholder will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Company. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Managers and as such (a) is and will be irrevocable and will continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Managers have had notice of such death or incapacity; and (ii) will survive the delivery of an assignment by a Unitholder of the whole or any portion of such Unitholder’s interest in the Company, except that where the assignee of such interest has been approved by the Members for admission to the Company as a Member, this power-of-attorney given by the assignor will survive the delivery of such assignment for the sole purpose of enabling the Managers to execute, acknowledge and file any instrument necessary to effect such substitution.

17.                MISCELLANEOUS PROVISIONS.

17.1.           Notices. Except for meeting notices given under Sections 3 and 5, (a) all notices, requests, demands, claims or other communications permitted or required by this Agreement will be deemed duly given by either the Company or a Unitholder to the other three (3) days after placement in the United States Mail by Registered or Certified Mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address maintained by the Company in its business records for such Unitholder; (b) all notices by a Unitholder to the Company shall be delivered to the attention of the Chief Executive Officer; and (c) a party also may send any notice, request, demand, claim or other communication to the intended recipient using any of the following means (but specifically excluding facsimile transmission or telex): personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient, as to which the sender will have the burden of proof. Any party may change the address to which notices, requests, demands, claims or other communications under this Agreement are to be delivered by written notice provided in the manner required by this Section 17.1. Such notices, demands and other communications shall be sent to the following Persons at the addresses set forth below:

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If to the Company:	Zabala Farms Group, LLC _________________ Attn: Chief Executive Officer Email:

If to the Unitholders:	the addresses maintained by the Company in its business records for the Unitholders or at such street address or email address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notwithstanding any of the foregoing, each party to this Agreement hereby agrees, by such party’s signature below or such party’s signature of any agreement entered into pursuant to Section 12.12, and each Unitholder not otherwise a party to this Agreement agrees, that notice may be given hereunder by electronic mail to any party who gives written notice to the Company of such party’s willingness to receive notice by this means. If notice is sent by electronic mail to any such party, then notice to such party will be deemed to be effective when sent if sent to the electronic mail address of such party maintained in the Company’s records.

17.2.           Conversion of the Company into a “C” Corporation. At any time after the effective date of this Agreement, the Board of Managers may elect to have the Company converted (whether by merger, consolidation, by “checking-the-box” pursuant to applicable Regulations or otherwise) into a corporation (as such term is used in Subchapter C of the Code, Sections 301, et seq.). Pursuant to such conversion (if required as a result of the Company’s new corporate form), each holder of Units will receive in exchange for such Units a number of shares of stock of the Company (having rights and preferences substantially identical to the Units exchanged) equal to the product obtained by multiplying (a) the total number of shares of stock issued in such conversion by (b) a fraction, the numerator of which is the number of Units held by such holder immediately before such conversion, and the denominator of which is the total number of Units outstanding immediately before such conversion.

17.3.           Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Schedules and Exhibits hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though, under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17.4.           Business Days. If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday or legal holiday in the State of Delaware, then such time period will automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

17.5.           Descriptive Headings; Section References; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. All references in this Agreement to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise expressly specified. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns (including terms defined in Section 1 or elsewhere in this Agreement), pronouns and verbs will include the plural and vice versa. Except as otherwise expressly provided in this Agreement, reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation, and in all cases the use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the words “or,” “other” or “any” in this Agreement will not be exclusive but rather are to be interpreted in the inclusive sense. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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17.6.           Modification and Waiver. Neither this Agreement nor any of its provisions may be modified, amended, discharged or terminated except as provided in Section 15. No failure of a party to seek redress for violation of or to insist on strict performance by the other party of any of the terms and conditions of this Agreement will constitute or be deemed to be a waiver of any such term or condition, or constitute an amendment or waiver of any such term or provision by course of performance, and each party, notwithstanding any failure to insist on strict performance, will have the right thereafter to insist on strict performance by the other party of any and all of the terms and conditions of this Agreement.

17.7.           Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy will not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to all other rights that the parties may have by law, statute, ordinance or otherwise.

17.8.           Severability. The parties intend this Agreement to be enforced as written. If any provision or set of provisions of this Agreement as applied to any party or to any circumstance nonetheless is ruled by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, then such ruling will not affect any other provision of this Agreement, the application of such provision or set of provisions to any other party or in other circumstances or the validity or enforceability of any other provision of this Agreement, which will continue to be enforceable to the fullest extent permitted by law.

17.9.           Heirs, Successors and Assigns. Each of the covenants, terms, provisions and agreements contained in this Agreement shall be binding on and inure to the benefit of the parties to this Agreement and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

17.10.          Dispute Resolution. If any dispute arises concerning the interpretation, validity or performance of this Agreement or any of its terms and provisions, including the issue of whether or not a dispute is arbitrable, then the parties shall submit such dispute for binding determination before a retired judge selected from an arbitrating organization mutually acceptable to the parties; provided, however, that, if the parties cannot agree, then the Managers shall select the arbitrating organization. The parties shall mutually agree on one (1) arbitrator from the list provided by the arbitrating organization; provided, however, that, if the parties cannot agree, then each party shall select one (1) arbitrator from the list, and the two (2) arbitrators so selected shall agree upon a third arbitrator chosen from the same list, which third arbitrator shall determine the dispute. The arbitration shall be conducted in accordance with the then prevailing rules of the arbitrating organization, except as set forth in this Section 17.10. The parties will have all rights for depositions and discovery as provided to litigants under Delaware law. The arbitrator shall apply Delaware substantive law and evidence rules to the proceeding. The arbitrator will have the power to grant all legal and equitable remedies, including provisional remedies, and to award compensatory damages provided by law, but the arbitrator may not order relief in excess of what a court could order. The arbitrator will not have authority to award punitive or exemplary damages. The arbitrator shall prepare and provide the parties with a written award including factual findings and the legal reasoning on which the award is based. The arbitrator will not have the power to commit errors of law or legal reasoning or to make findings of fact except upon sufficiency of the evidence. Any award that contains errors of law or legal reasoning or makes findings of fact except upon the sufficiency of the evidence exceeds the power of the arbitrator and may be corrected or vacated as provided by applicable law. The arbitrator shall award costs and attorneys’ fees in accordance with the terms and conditions of this Agreement. Any court having jurisdiction may enter judgment on the award rendered by the arbitrator or correct or vacate such award as provided by applicable law. The parties understand that by agreement to binding arbitration they are giving up the rights they otherwise may have to trial by a court or a jury and all rights of appeal and to an award of punitive or exemplary damages. Pending resolution of any arbitration proceeding, either party may apply to any court of competent jurisdiction for any provisional remedy, including a temporary restraining order or a preliminary injunction but excluding any dispute relating to discovery matters, and for enforcement of any such order. The application for or enforcement of any provisional remedy by a party will shall not operate as a waiver of the within agreement to submit a dispute to binding arbitration.

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17.11.          Time Periods. For the purposes of the time periods within which a party is permitted or required to act by this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday in the State of Delaware, in which event the time period runs until the end of the next day that is not a Saturday, Sunday or legal holiday in the State of Delaware.

17.12.          Creditors. None of the provisions of this Agreement is or will be for the benefit of or enforceable by any creditor of the Company.

17.13.          Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic mail transmission), each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

17.14.          Exculpation Among Members. Each Member acknowledges that it is not relying upon any person, firm or corporation (including without limitation any other Member), other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company. Each Member agrees that no other Member or the respective controlling persons, officers, directors, partners, agents or employees of any other Member shall be liable to such Member for any losses incurred by such Member in connection with its investment in the Company.

17.15.          Facsimile or Other Electronic Transmission. The confirmed facsimile or other electronic transmission (including electronic mail) by one party hereto of a signed copy of the signature page of this Agreement to the other party hereto or such party’s agent shall constitute the delivery of this Agreement.

17.16.          Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts all prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter of this Agreement in any way.

17.17.          Legal Counsel. Each Unitholder, including each Member and each Economic Interest Owner, acknowledges and agrees that legal counsel representing the Company does not represent and shall not be deemed under the applicable codes of professional responsibility to have represented or to be representing any or all of the Unitholders, including any or all of the Members and the Economic Interest Owners, in any respect. In addition, each Member consents to the Managers hiring legal counsel for the Company that also is or may become legal counsel to one or more of the Managers. Each Unitholder, including each Member and each Economic Interest Owner, further acknowledges that legal counsel representing the Company has not advised such Unitholder in any way in connection with or regarding this Agreement. Each Unitholder, including each Member and each Economic Interest Owner, represents, warrants and acknowledges to the Company that such Unitholder has been given and had the opportunity to be represented by separate independent legal counsel in connection with this Agreement and has consulted with such legal counsel or has waived such Unitholder’s right to do so.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

The “Company”:

ZABALA FARMS GROUP, LLC,

a Delaware limited liability company

By: ____________________________________

Name: Anthony “Todd” Johnson

Title: Chief Executive Officer

“Members”:

____________________________________
Anthony “Todd” Johnson

(Holder of Class A Common Units)

____________________________________
Jeremy Johnson

(Holder of Class A Common Units)

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF

ZABALA FARMS GROUP, LLC]

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SCHEDULE OF UNITHOLDERS

Effective as of June 22, 2018

MEMBER	CLASS A COMMON UNITS	CLASS B COMMON UNITS	TOTAL UNITS	PERCENTAGE INTEREST*
Jeremy Johnson	610,024		610,024	50.0%
Anthony Johnson	610,024		610,024	50.0%

TOTAL UNITS	1,220,048	0	1,220,048	100.0%

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SCHEDULE OF CAPITAL CONTRIBUTIONS FOR UNITS

UNITHOLDER	DESCRIPTION OF CONTRIBUTION FOR UNITS	AMOUNT/FAIR MARKET VALUE OF CONTRIBUTION
Jeremy Johnson	cash	$1,000.00
Anthony Johnson	cash	$1,000.00

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SCHEDULE OF ALLOCATION METHOD

ALLOCATION METHODS UNDER CODE SECTION 704(c)

(With Respect to Contributed or Revalued Property)

TRADITIONAL METHOD

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EXHIBIT A

ZABALA FARMS GROUP, LLC CLASS B COMMON UNIT AWARD PLAN

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